UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2006

               SKYLYNX COMMUNICATIONS, INC.,
(Exact name of registrant as specified in its charter)

Delaware	0-27635	37-1465836
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

1502 Stickney Point Road, Unit 501, Sarasota, Florida 34231-3718
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (941) 926-2510

500 John Ringling Boulevard, Sarasota, Florida 34242
 (Former name or former address, if changed since last report)

ITEM 1.01.	ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

         As previously reported, on August 2, 2005, SkyLynx Communications Inc. (the "Company") entered into agreements for the unregistered sale of equity securities. A total of four accredited investors, within the meaning of Rule 501(a) of Regulation D, executed and delivered a Securities Purchase Agreement dated as of July 29, 2005, (the "Purchase Agreement"), together with ancillary documents and agreements (the "Transaction Documents"). The investors were AJW Partners, LLC, a Delaware limited liability company, AJW Offshore, Ltd., a Cayman Island corporation, AJW Qualified Partners, LLC, and New Millennium Capital Partners II, LLC (the "Investors").

          Under the terms of the Purchase Agreement, the Investors agreed to purchase an aggregate of $3,000,000 in convertible notes (the "Notes") and warrants (the "Warrants") to purchase an aggregate of 10,000,000 shares of common stock, $.0001 par value (the "Common Stock") of SkyLynx Communications, Inc. (the "Company"). To date, the Investors have purchased an aggregate of $2,000,000 in Notes and Warrants to purchase an aggregate of 6,666,667 shares of common stock.

          The Notes were initially convertible into shares of Common Stock at a price equal to the lesser of (i) $.08125 per share, or (ii) 60% of the Market Value, as defined in the Notes, of the Common Stock on the Conversion Date, as defined in the Notes.

           On March 13, 2006, SkyLynx Communications, Inc. the (the "Company") executed letter agreement with the Investors, which was subsequently countersigned by the Investors and delivered to the Company on April 12, 2006, amending conversion price of the Notes to the lesser of (i) $.08125 per share or (ii) 50% of the Market Value, as defined in the Notes, of the common stock, on the Conversion Date. In consideration of the reduction in the conversion price, the Investors agreed to extend the deadline by which a registration statement registering for resale under the Securities Act of 1933, as amended, the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants to June 7, 2006.
ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS
(c)	Exhibits

Item	Title

1.0	Letter Agreement dated March 13, 2006.

SIGNATURE

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SKYLYNX COMMUNICATIONS, INC.
Date: April 12, 2006	By: /s/ Gary L. Brown Gary L. Brown, President and Chief Executive Officer